Exhibit 99.1

CONTACTS:

MEDIA:
Fred Solomon
(412) 762-4550 corporate.communications@pnc.com

INVESTORS:
William H. Callihan
(412) 762-8257 investor.relations@pnc.com

PNC REPORTS FIRST QUARTER NET INCOME OF $811 MILLION

AND $1.44 DILUTED EPS

Growth in Customers, Loans and Revenue

RBC Bank (USA): Closed, Converted and Accretive;

Integration Costs of $.18 per Diluted Common Share

PITTSBURGH, April 18, 2012 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $811 million, or $1.44 per diluted common share, for the first quarter of 2012 compared with net income of $493 million, or $.85 per diluted common share, for the fourth quarter of 2011 and $832 million, or $1.57 per diluted common share, for the first quarter of 2011.

“PNC had excellent results for the first quarter reflecting strong performance across our markets,” said James E. Rohr, chairman and chief executive officer. “Our success in growing revenue is a direct result of our success in growing customers and loans. With the completion of our acquisition of RBC Bank (USA), we plan to leverage our brand and innovative product set to grow market share in the southeast. We are confident that our strong capital levels and our ability to execute will lead to another good year in 2012.”

Income Statement Highlights

•	Strong results for the first quarter reflected positive operating leverage compared with fourth quarter 2011 due to strong revenue growth and well-managed expenses.

•

Net interest income of $2.3 billion for the first quarter increased 4 percent compared with the fourth quarter of 2011 driven by loans from the RBC Bank (USA) acquisition, loan growth and lower funding costs.

•	Noninterest income of $1.4 billion for the first quarter increased 7 percent over fourth quarter 2011 and included higher residential mortgage and asset management revenue.

•	Provision for credit losses was essentially unchanged at $185 million for the first quarter compared with fourth quarter 2011 and overall credit quality remained stable.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  2

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Noninterest expense of $2.5 billion for the first quarter of 2012 decreased $264 million compared with the fourth quarter. First quarter included integration costs of $145 million, additions to legal reserves of $72 million, and operating expense of $40 million for the RBC Bank (USA) acquisition. Fourth quarter 2011 included $240 million of residential mortgage foreclosure-related expense and a noncash charge of $198 million related to redemption of trust preferred securities.

RBC Bank (USA) – Closed, Converted and Accretive

•	PNC completed the acquisition of RBC Bank (USA), the U.S. retail banking subsidiary of Royal Bank of Canada, on March 2, 2012. PNC now has 2,900 branches across 17 states and the District of Columbia.

–	PNC successfully converted 900,000 customers and over 400 branches in North Carolina, Florida, Alabama, Georgia, Virginia and South Carolina.

–	Purchase price was below tangible book value and consideration was paid in cash.

–	The acquisition was accretive to first quarter 2012 earnings, excluding integration costs.

Balance Sheet Highlights

•	PNC continued to expand customer relationships and focus on quality growth.

–	Retail banking checking relationships increased 517,000 in the first quarter, including 460,000 from the RBC Bank (USA) acquisition.

•	Loans increased $17 billion during the first quarter to $176 billion at March 31, 2012 compared with year end 2011.

–	Loans of approximately $15 billion were added in the RBC Bank (USA) acquisition.

–	Commercial lending grew organically by approximately 4 percent reflecting PNC’s focus on long-term, broad-based client relationships.

•	Total deposits were $206 billion at March 31, 2012 compared with $188 billion at December 31, 2011.

–	Deposits of approximately $18 billion were added in the RBC Bank (USA) acquisition.

–	Transaction deposits also grew organically during the first quarter and increased to $165 billion, or 80 percent of deposits, at March 31, 2012.

•	PNC’s balance sheet remained core funded with a loans to deposits ratio of 85 percent at March 31, 2012 and reflected a moderate risk profile and strong liquidity position.

•

PNC maintained strong capital levels with a Tier 1 common capital ratio of an estimated 9.3 percent at March 31, 2012 and 10.3 percent at December 31, 2011. The impact on the ratio of the acquisition of RBC Bank (USA) was a decrease of approximately 1.2 percentage points.

•

In April 2012 the PNC board of directors raised the quarterly cash dividend on common stock to 40 cents per share, an increase of 5 cents per share, or 14 percent. PNC plans to purchase up to $250 million of common stock under its existing 25 million share repurchase program in open market or privately negotiated transactions during the remainder of 2012.

Earnings Summary

In millions, except per share data	1Q12	4Q11	1Q11
Net income	$811	$493	$832
Diluted earnings per common share	$1.44	$.85	$1.57
Average diluted common shares outstanding	529	526	526
Return on average assets	1.16%	.72%	1.29%
Return on average common equity	9.41%	5.70%	11.12%
Book value per common share Period end	$63.26	$61.52	$58.01
Cash dividends declared per common share	$.35	$.35	$.10

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  3

First quarter 2012 net income of $811 million, or $1.44 per diluted common share, included $145 million pretax, or $.18 per diluted common share, for integration costs and $38 million pretax, or $.05 per diluted common share, of residential mortgage foreclosure-related expense. Fourth quarter 2011 net income of $493 million, or $.85 per diluted common share, included $.30 per diluted common share of residential mortgage foreclosure-related expense, a noncash charge of $.24 per diluted common share related to redemption of trust preferred securities and $.04 per diluted common share for integration costs.

The Consolidated Financial Highlights accompanying this news release include additional information regarding residential mortgage foreclosure-related expense, integration costs and preferred redemptions and include reconciliations of reported to non-GAAP financial measures, including a reconciliation of business segment income to net income. Information in the financial tables included in this news release is unaudited. See the notes in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Net interest income	$2,291	$2,199	$2,176	4%	5%
Noninterest income	1,441	1,350	1,455	7%	(1)%

Total revenue	$3,732	$3,549	$3,631	5%	3%

Total revenue for the first quarter of 2012 increased compared with the fourth and first quarters of 2011. Net interest income and noninterest income both grew in the linked quarter comparison. Growth in net interest income compared with first quarter 2011 was partially offset by a decrease in noninterest income primarily as a result of the regulatory impact of lower interchange fees on debit card transactions.

Net interest income increased in both periods of comparison primarily due to loans from the RBC Bank (USA) acquisition, organic loan growth and lower funding costs. The net interest margin was 3.90 percent for the first quarter of 2012 compared with 3.86 percent for the fourth quarter of 2011 and 3.94 percent for the first quarter of 2011.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  4

Noninterest Income

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Asset management	$284	$250	$263	14%	8%
Consumer services	264	269	311	(2)%	(15)%
Corporate services	232	266	217	(13)%	7%
Residential mortgage	230	157	195	46%	18%
Service charges on deposits	127	140	123	(9)%	3%

Client fee income	1,137	1,082	1,109	5%	3%
Net gains on sales of securities	57	62	37	(8)%	54%
Net other-than-temporary impairments	(38)	(44)	(34)	NM	NM
Other	285	250	343	14%	(17)%

	$1,441	$1,350	$1,455	7%	(1)%

Client fee income for the first quarter of 2012 grew in comparison with both the fourth and first quarters of 2011. Asset management fees increased $34 million compared with the fourth quarter as a result of improved equity markets. Corporate service fees decreased $34 million in the linked quarter comparison primarily due to lower commercial mortgage banking revenue and lower merger and acquisition advisory fees. Residential mortgage revenue increased $73 million compared with the fourth quarter from higher net hedging gains on mortgage servicing rights and an increase in loan sales revenue driven by higher loan origination volume. Service charges on deposits declined $13 million and consumer service fees decreased $5 million from fourth quarter 2011 levels primarily due to seasonally lower transaction volumes. Other noninterest income increased $35 million compared with the linked quarter largely attributable to higher revenue from private and other equity investments.

Noninterest income for the first quarter of 2012 decreased nominally from first quarter 2011. Increases were reflected in higher residential mortgage revenue from higher loan sales revenue, higher asset management fees from improved equity markets, and an increase in corporate service fees from higher merger and acquisition advisory fees and commercial mortgage banking revenue. These increases were offset by a decline in other income including a decrease in revenue from private and other equity investments and lower gains on loan sales, and by lower consumer service fees reflecting the regulatory impact of lower interchange fees on debit card transactions.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Personnel	$1,111	$1,052	$989	6%	12%
Occupancy	190	198	193	(4)%	(2)%
Equipment	175	177	167	(1)%	5%
Marketing	68	74	40	(8)%	70%
Other	911	1,218	681	(25)%	34%

	$2,455	$2,719	$2,070	(10)%	19%

Noninterest expense for first quarter 2012 decreased $264 million compared with fourth quarter 2011. The first quarter included integration costs of $145 million, additions to legal reserves of $72 million, operating expense of $40 million for the RBC Bank (USA) acquisition and $38 million of expense for residential mortgage foreclosure-related matters. Fourth quarter 2011 included $240 million of expense for residential mortgage foreclosure-related matters and a noncash charge of $198 million for the unamortized discount related to redemption of trust preferred securities.

Noninterest expense increased $385 million in the comparison with first quarter 2011 primarily driven by higher integration costs, additions to legal reserves, operating expense for the RBC Bank (USA) acquisition and an increase in expense for residential mortgage foreclosure-related matters.

The effective tax rate was 25.7 percent for the first quarter of 2012 compared with 23.0 percent for the fourth quarter of 2011 and 27.0 percent for the first quarter of 2011. The increase in the first quarter 2012 rate compared with the fourth quarter 2011 rate was due to the impact of higher pretax income.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $296 billion at March 31, 2012 compared with $271 billion at December 31, 2011 and $259 billion at March 31, 2011. The increase in both comparisons reflected the addition of assets from the RBC Bank (USA) acquisition, loan growth and higher investment securities.

Loans

In billions	3/31/2012	12/31/2011	3/31/2011	Change 3/31/12 vs 12/31/11	Change 3/31/12 vs 3/31/11
Commercial lending	$100.6	$88.3	$80.0	14%	26%
Consumer lending	75.6	70.7	69.4	7%	9%

Total loans	$176.2	$159.0	$149.4	11%	18%

Commercial lending increased $12.3 billion during the first quarter of 2012 as a result of approximately $9 billion of loans added in the RBC Bank (USA) acquisition and growth in new and existing client activity in corporate banking, asset-based lending and real estate finance. Consumer lending increased $4.9 billion linked quarter due to loans added in the RBC Bank (USA) acquisition.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  6

Total loan originations and new commitments and renewals were $35 billion for the first quarter of 2012, including $1.1 billion of small business loans, compared with $41 billion for the fourth quarter of 2011 and $28 billion for the first quarter of 2011. Average loans of $164.6 billion in the first quarter of 2012 increased $8.4 billion, or 5 percent, compared with the fourth quarter, reflecting the impact of approximately $5 billion of average loans from the March 2, 2012 acquisition of RBC Bank (USA) and organic loan growth. Average commercial loans grew $5.8 billion, or 9 percent, and average consumer loans increased $1.6 billion, or 3 percent. In the comparison with first quarter 2011, average loans increased $14.4 billion, or 10 percent. Average commercial loans grew $13.0 billion, or 23 percent, and average consumer loans increased $2.7 billion, or 5 percent, partially offset by declines in average commercial real estate and residential real estate loans.

Investment securities were $64.6 billion at March 31, 2012 compared with $60.6 billion at December 31, 2011 and $61.0 billion at March 31, 2011. The increases reflected higher agency residential mortgage-backed securities from net purchase activity and asset-backed and other debt securities added in the RBC Bank (USA) acquisition. Average investment securities were $61.6 billion for the first quarter of 2012, an increase of $1.2 billion compared with the fourth quarter and a decrease of $.6 billion compared with the first quarter of 2011. At March 31, 2012, the available for sale investment securities balance included a net unrealized pretax gain of $.6 billion representing the difference between fair value and amortized cost compared with a net unrealized pretax loss of $40 million at December 31, 2011 and a net unrealized pretax loss of $.6 billion at March 31, 2011. The improvement compared with year end was mainly driven by higher valuations of non-agency residential mortgage-backed securities. The improvement over first quarter 2011 was primarily due to lower market interest rates.

Other assets of $25.1 billion as of March 31, 2012 increased $2.4 billion compared with December 31, 2011 and $3.9 billion compared with March 31, 2011 largely attributable to assets acquired in the RBC Bank (USA) transaction.

Deposits

In billions	3/31/2012	12/31/2011	3/31/2011	Change 3/31/12 vs 12/31/11	Change 3/31/12 vs 3/31/11
Transaction deposits	$164.6	$147.6	$134.5	12%	22%
Other deposits	41.5	40.4	47.5	3%	(13)%

Total deposits	$206.1	$188.0	$182.0	10%	13%

Total deposits at March 31, 2012 increased $18.1 billion compared with December 31, 2011 and $24.1 billion compared with March 31, 2011. The increases were due to deposits added in the RBC Bank (USA) acquisition and customer growth in transaction deposits partially offset by the continued decline of higher rate retail certificates of deposit. Average deposits were $192.1 billion for the first quarter of 2012, an increase of $5.6 billion over the fourth quarter of 2011 and $11.3 billion over first quarter 2011. Average transaction deposits increased $6.5 billion, or 4 percent, in the linked quarter comparison, and $18.0 billion, or 14 percent, compared with first quarter 2011. The growth additionally reflects customer preferences for liquidity in this prolonged period of low interest rates.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  7

Borrowed funds were $42.5 billion at March 31, 2012, $36.7 billion at December 31, 2011 and $35.0 billion at March 31, 2011. The increase in borrowed funds was primarily to fund loan growth and for liquidity purposes. In the linked quarter comparison Federal Home Loan Bank borrowings, commercial paper and federal funds purchased and repurchase agreements increased. Borrowed funds increased compared with first quarter 2011 primarily due to higher Federal Home Loan Bank borrowings and commercial paper. Average borrowed funds were $40.2 billion for the first quarter of 2012, $35.7 billion for the fourth quarter of 2011 and $38.4 billion for first quarter 2011. In November 2011 PNC redeemed $750 million of 6.625 percent trust preferred securities issued by National City Capital Trust II. The redemption resulted in a fourth quarter 2011 noncash charge of $198 million for the unamortized discount. In March 2012 PNC announced the redemption on April 25, 2012 of $300 million of 6.125 percent trust preferred securities issued by PNC Capital Trust D and $6 million of 10.18 percent capital securities issued by Yardville Capital Trust III. Additionally, on April 10, 2012 PNC announced the redemption on May 25, 2012 of $500 million of 6.625 percent trust preferred securities issued by National City Capital Trust III. A second quarter 2012 noncash charge of approximately $130 million for the unamortized discounts is anticipated. These actions to redeem trust preferred securities were consistent with PNC’s capital plan.

Capital

	3/31/2012*	12/31/2011	3/31/2011
Common shareholders’ equity In billions	$33.4	$32.4	$30.5
Tier 1 common capital ratio	9.3%	10.3%	10.3%
Tier 1 risk-based capital ratio	11.4%	12.6%	12.6%

*	Ratios estimated

PNC continued to maintain strong capital levels and ratios. The increase in common shareholders’ equity was primarily attributable to the retention of earnings. The Tier 1 common and Tier 1 risk-based capital ratios decreased in the comparisons due to higher risk-weighted assets and goodwill associated with the RBC Bank (USA) acquisition and higher risk-weighted assets from loan growth partially offset by retained earnings. The impact of the RBC Bank (USA) acquisition on the Tier 1 common ratio was a decrease of approximately 1.2 percentage points. The decline in the Tier 1 risk-based capital ratio compared with March 31, 2011 was also impacted by the redemption of trust preferred securities in November 2011 offset by the issuance of preferred stock in July 2011.

On April 5, 2012 the PNC board of directors raised the quarterly cash dividend on common stock to 40 cents per share, an increase of 5 cents per share, or 14 percent. The dividend payment date is May 5, 2012. PNC plans to purchase up to $250 million of common stock under its existing 25 million share repurchase program in open market or privately negotiated transactions during the remainder of 2012. These actions are consistent with PNC’s capital plan.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  8

CREDIT QUALITY REVIEW

Credit Quality

	At or for the quarter ended			Change 3/31/12 vs 12/31/11	Change 3/31/12 vs 3/31/11
In millions	3/31/2012	12/31/2011	3/31/2011
Nonperforming loans	$3,638	$3,560	$4,308	2%	(16)%
Nonperforming assets	$4,418	$4,156	$4,940	6%	(11)%
Accruing loans past due 90 days or more	$2,622	$2,973	$2,645	(12)%	(1)%
Net charge-offs	$333	$327	$533	2%	(38)%
Provision for credit losses	$185	$190	$421	(3)%	(56)%
Allowance for loan and lease losses	$4,196	$4,347	$4,759	(3)%	(12)%

Overall credit quality remained stable during the first quarter of 2012 compared with year end. The increase in nonperforming assets at March 31, 2012 compared with year end primarily was attributable to other real estate owned added in the acquisition of RBC Bank (USA) and higher nonperforming home equity loans from a change in policy which places home equity loans on nonaccrual status when past due 90 days or more compared with 180 days under the prior policy. These increases were partially offset by a decline in nonperforming commercial real estate and commercial loans. The decline in nonperforming assets from first quarter 2011 reflected lower commercial real estate and commercial nonperforming loans partially offset by other real estate owned added in the RBC Bank (USA) acquisition and the impact of the home equity loan policy change. Nonperforming assets to total assets were 1.49 percent at March 31, 2012 compared with 1.53 percent at December 31, 2011 and 1.90 percent at March 31, 2011.

Overall delinquencies decreased by $245 million, or 5 percent, as of March 31, 2012 compared with year end. Accruing loans past due 90 days or more declined $351 million due to the change in policy for home equity loans and a decrease in past due government insured loans. Accruing loans past due 30 to 59 days increased $130 million in the linked quarter comparison due to an increase in commercial, residential real estate and commercial real estate loans primarily related to the RBC Bank (USA) acquisition.

Net charge-offs for the first quarter of 2012 were .81 percent of average loans on an annualized basis compared with .83 percent for the fourth quarter of 2011 and 1.44 percent for the first quarter of 2011. Net charge-offs remained relatively stable in the linked quarter comparison as increases in home equity and commercial real estate loan net charge-offs were substantially offset by a decline in commercial loan net charge-offs. Net charge-offs declined in the comparison with first quarter 2011 primarily due to lower commercial real estate, commercial and residential real estate loan net charge-offs. The decline in the provision for credit losses compared with first quarter 2011 was driven by overall credit quality improvement and continued actions to reduce exposure levels.

The allowance for loan and lease losses to total loans was 2.38 percent at March 31, 2012, 2.73 percent at December 31, 2011 and 3.19 percent at March 31, 2011. The decrease in the allowance compared with first quarter 2011 resulted from improved credit quality. The allowance to nonperforming loans was 115 percent at March 31, 2012 compared with 122 percent at December 31, 2011 and 110 percent at March 31, 2011.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  9

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)

In millions	1Q12	4Q11	1Q11
Retail Banking	$50	$(28)	$(18)
Corporate & Institutional Banking	470	576	432
Asset Management Group	28	17	43
Residential Mortgage Banking	61	(61)	71
Non-Strategic Assets Portfolio	71	(2)	25
Other, including BlackRock	131	(9)	279

Net income	$811	$493	$832

See accompanying notes in Consolidated Financial Highlights

Retail Banking

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Net interest income	$895	$832	$818	$63	$77
Noninterest income	$390	$409	$429	$(19)	$(39)
Provision for credit losses	$135	$229	$276	$(94)	$(141)
Noninterest expense	$1,070	$1,056	$1,001	$14	$69
Earnings (loss)	$50	$(28)	$(18)	$78	$68

In billions
Average loans	$61.1	$59.0	$58.4	$2.1	$2.7
Average deposits	$125.3	$121.8	$122.3	$3.5	$3.0

Retail Banking had higher earnings in the first quarter of 2012 compared with losses in the fourth and first quarters of 2011 as a result of a lower provision for credit losses and improved net interest income partially offset by higher noninterest expense and a decline in noninterest income. Net interest income increased primarily due to higher loan and transaction deposit balances and lower rates paid on deposits. Noninterest expense for the first quarter of 2012 increased over both periods driven by additions to legal reserves and operating expense for the RBC Bank (USA) acquisition partially offset in the linked quarter comparison by seasonal declines in marketing and transaction volume-related expense. The decrease in noninterest income from the fourth quarter of 2011 was attributable to seasonally lower transaction volumes. The decline from the prior year first quarter resulted from the regulatory impact of lower interchange fees on debit card transactions partially offset by increased customer-initiated debit and credit card transactions.

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Net checking relationships grew 517,000 during the first quarter of 2012, including 460,000 from the RBC Bank (USA) acquisition. Active online banking and active online bill payment customers increased 9 percent and 5 percent, respectively, in the first quarter of 2012.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  10

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The March 2, 2012 acquisition of RBC Bank (USA) added approximately $12 billion of deposits to Retail Banking. In the first quarter of 2012, average transaction deposits increased $4.7 billion over the fourth quarter of 2011 with $2.4 billion from the RBC Bank (USA) acquisition and $2.3 billion from organic growth. Average certificates of deposit declined $1.8 billion primarily due to Retail Banking’s continued strategy to reduce higher rate certificates of deposit partially offset by the balances added in the RBC Bank (USA) acquisition. Compared to first quarter 2011, average transaction deposits increased $8.7 billion, or 11 percent, and average certificates of deposit declined $7.2 billion, or 20 percent.

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Approximately $5 billion of loans were added in the RBC Bank (USA) acquisition, primarily home equity and commercial loans. Average loans increased 4 percent over fourth quarter 2011 and 5 percent compared with the first quarter of 2011.

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Net charge-offs decreased to $191 million for first quarter 2012 compared with $195 million in the fourth quarter and $257 million in the first quarter of 2011. In the prior year first quarter comparison, small business, home equity, and credit card loan net charge-offs declined. Nonperforming assets were $965 million at March 31, 2012, an increase of $116 million compared with December 31, 2011. Consumer nonperforming assets increased primarily from the home equity loan policy change.

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PNC’s expansive branch footprint covers nearly half of the U.S. population in 17 states and Washington, D.C. with a network of 2,900 branches and 7,220 ATMs at March 31, 2012. The RBC Bank (USA) acquisition added over 400 branches and over 400 ATMs.

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The rules set forth in the Dodd-Frank Act related to interchange rates on debit card transactions were effective October 1, 2011. In the first quarter of 2012, the negative impact on Retail Banking revenue from these limits was approximately $70 million. Based on 2012 projected transaction volumes, an additional incremental reduction in 2012 annual revenue of approximately $230 million is expected.

Corporate & Institutional Banking

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Net interest income	$896	$904	$799	$(8)	$97
Corporate service fees	$202	$230	$187	$(28)	$15
Other noninterest income	$128	$137	$112	$(9)	$16
Provision for credit losses (benefit)	$19	$(136)	$(30)	$155	$49
Noninterest expense	$463	$494	$445	$(31)	$18
Earnings	$470	$576	$432	$(106)	$38

In billions
Average loans	$77.3	$71.5	$63.9	$5.8	$13.4
Average deposits	$56.5	$54.8	$46.0	$1.7	$10.5

Earnings for Corporate & Institutional Banking decreased in the first quarter of 2012 compared with the fourth quarter of 2011 primarily due to a higher provision for credit losses which was a benefit in the linked quarter. Corporate service fees decreased primarily due to lower commercial mortgage banking revenue and lower merger and acquisition advisory fees. Noninterest expense declined reflecting lower personnel costs, other real estate owned and legal expense. The increase in earnings over first quarter 2011 was primarily due to higher net interest income resulting from higher average

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  11

loans and deposits. The provision for credit losses increased from the impact of higher loan and commitment levels and a provision benefit in the prior year first quarter.

•	New primary client acquisitions in corporate banking were 243 in the first quarter of 2012, consistent with growth in 2011.

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Average loans increased in both comparisons due to loans added in the RBC Bank (USA) acquisition and the impact of new and existing client activity in corporate banking, asset-based lending and real estate finance and higher utilization in corporate banking.

•

Average deposits increased in both comparisons from deposits added in the RBC Bank (USA) acquisition and inflows into noninterest-bearing demand deposits as FDIC insurance has continued to be an attraction for customers maintaining liquidity during this prolonged period of low interest rates.

•

Net charge-offs were $43 million for both first quarter 2012 and fourth quarter 2011 and $153 million in the first quarter of 2011. The decrease from first quarter 2011 reflected declines across all loan portfolios. Nonperforming assets declined for the eighth consecutive quarter.

•	The commercial mortgage servicing portfolio was $268 billion at March 31, 2012, $267 billion at December 31, 2011 and $266 billion at March 31, 2011.

Asset Management Group

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Net interest income	$63	$61	$60	$2	$3
Noninterest income	$168	$161	$162	$7	$6
Provision for credit losses (benefit)	$10	$10	$(6)	—	$16
Noninterest expense	$176	$184	$160	$(8)	$16
Earnings	$28	$17	$43	$11	$(15)

In billions
Assets under administration Quarter end	$219	$210	$219	$9	—
Average loans	$6.0	$6.1	$6.3	$(.1)	$(.3)
Average deposits	$8.4	$8.0	$7.7	$.4	$.7

Asset Management Group earnings grew in the linked quarter comparison. Higher noninterest income was attributable to improved equity markets, increased sales and new client acquisition. Lower noninterest expense reflected higher fourth quarter levels of new business investment and compensation-related costs. The decline in earnings in the comparison with first quarter 2011 primarily resulted from higher noninterest expense from strategic business investments and higher provision for credit losses.

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Assets under administration at March 31, 2012 included discretionary assets under management of $112 billion and nondiscretionary assets under administration of $107 billion. Discretionary assets under management increased $5 billion compared with December 31, 2011 and $2 billion compared with March 31, 2011. The increases were driven by higher equity markets, strong sales performance and successful client retention.

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Average deposits increased in both comparisons from new banking sales and strong existing client balances. Average loans declined as new sales were outpaced by paydowns and repositioning within the portfolio.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  12

Residential Mortgage Banking

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Net interest income	$51	$52	$56	$(1)	$(5)
Noninterest income	$241	$167	$202	$74	$39
Provision for credit losses (benefit)	$(7)	$(10)	$8	$3	$(15)
Noninterest expense	$203	$317	$137	$(114)	$66
Earnings (loss)	$61	$(61)	$71	$122	$(10)

In billions
Residential mortgage servicing portfolio	$121	$118	$127	$3	$(6)
Loan origination volume	$3.4	$3.0	$3.2	$.4	$.2

Residential Mortgage Banking earnings increased over the fourth quarter of 2011. The decline in noninterest expense was primarily due to lower residential mortgage foreclosure-related expense. Noninterest income increased in both comparisons as a result of higher net hedging gains on mortgage servicing rights and higher loan sales revenue driven by higher loan origination volume. The decrease in earnings in the first quarter 2011 comparison primarily reflected higher noninterest expense for residential mortgage foreclosure-related matters.

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The fair value of mortgage servicing rights was $.7 billion at both March 31, 2012 and December 31, 2011 and $1.1 billion at March 31, 2011. The decline in fair value was primarily due to lower mortgage rates.

Non-Strategic Assets Portfolio

In millions	1Q12	4Q11	1Q11	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Net interest income	$217	$192	$236	$25	$(19)
Noninterest income	$(19)	$15	$9	$(34)	$(28)
Provision for credit losses	$18	$88	$152	$(70)	$(134)
Noninterest expense	$68	$119	$53	$(51)	$15
Earnings (loss)	$71	$(2)	$25	$73	$46

In billions
Average loans	$12.6	$12.7	$14.2	$(.1)	$(1.6)

Non-Strategic Assets Portfolio segment earnings increased in the first quarter of 2012 compared with both the fourth and first quarters of 2011. Net interest income grew over fourth quarter 2011 due to favorable performance of the commercial real estate portfolio and the addition of loans from the RBC Bank (USA) acquisition. The decrease in noninterest income in both comparisons was related to additions to the liability for estimated losses on repurchase and indemnification claims. The provision for credit losses declined in both comparisons from overall improvement in credit quality across portfolios. In the comparison with fourth quarter 2011 noninterest expense decreased due to lower residential mortgage foreclosure-related costs.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page  13

•

The Non-Strategic Assets Portfolio consists primarily of acquired non-strategic assets that fall outside of PNC’s core business strategy. Approximately $1.3 billion of primarily residential real estate loans and $.2 billion of other real estate owned from the RBC Bank (USA) acquisition were added to the Non-Strategic Assets Portfolio in the first quarter of 2012. Certain assets in this segment continue to require special servicing and management oversight.

•

Net charge-offs were $91 million for the first quarter of 2012 compared with $77 million for the fourth quarter of 2011 and $123 million for the first quarter of 2011. The increase in the fourth quarter comparison was primarily due to higher net charge-offs in the commercial portfolios. The decline from first quarter 2011 was attributable to lower net charge-offs on residential real estate and commercial real estate loans.

Other, Including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private and other equity investment activities, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded earnings of $131 million in “Other, including BlackRock” for the first quarter of 2012 compared with a loss of $9 million for the fourth quarter of 2011 and earnings of $279 million for the first quarter of 2011. The increase in the linked quarter comparison reflected the impact of the fourth quarter noncash charge related to redemption of trust preferred securities and higher revenue from private and other equity investments and earnings from the BlackRock investment partially offset by higher integration costs. In the comparison with first quarter 2011, earnings decreased primarily due to higher integration costs.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3568 or (303) 223-4372 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21582958 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended
Dollars in millions, except per share data	March 31 2012	December 31 2011	March 31 2011
Revenue
Net interest income	$2,291	$2,199	$2,176
Noninterest income	1,441	1,350	1,455

Total revenue	3,732	3,549	3,631
Noninterest expense (a)	2,455	2,719	2,070

Pretax, pre-provision earnings (b)	1,277	830	1,561
Provision for credit losses	185	190	421

Income before income taxes and noncontrolling interests (pretax earnings)	$1,092	$640	$1,140

Net income (c)	$811	$493	$832
Less:
Net income (loss) attributable to noncontrolling interests	6	17	(5)
Preferred stock dividends and discount accretion	39	25	4

Net income attributable to common shareholders	$766	$451	$833

Diluted earnings per common share	$1.44	$.85	$1.57

Cash dividends declared per common share (d)	$.35	$.35	$.10

Integration costs:
Pretax	$145	$28	$1
After-tax	$94	$18
Impact on diluted earnings per share	$.18	$.04

Noncash charge for the unamortized discount related to redemption of trust preferred securities:
Pretax		$198
After-tax		$129
Impact on diluted earnings per share		$.24

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

The after-tax amounts in this table and notes below were calculated using a marginal federal income tax rate of 35% and include applicable income tax adjustments.

(a)	Includes expenses of $38 million, $240 million, and $5 million ($24 million, $156 million and $4 million after taxes, respectively) for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011 for residential mortgage foreclosure-related expenses, primarily as a result of ongoing governmental matters. The impact on diluted earnings per share was $.05, $.30, and $.01 for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011.
(b)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate our earnings created by operating leverage.
(c)	See page 15 for a reconciliation of business segment income to net income.
(d)	In April 2012, the PNC Board of Directors declared a quarterly cash dividend on common stock of 40 cents per share, an increase of 5 cents per share, or 14%, from the prior quarterly dividend of 35 cents per share. The increased dividend is payable to shareholders of record at the close of business on April 17, 2012 and the payment date is May 5, 2012.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2012	December 31 2011	March 31 2011
PERFORMANCE RATIOS
Net interest margin (a)	3.90%	3.86%	3.94%
Noninterest income to total revenue	39	38	40
Efficiency (b)	66	77	57
Return on:
Average common shareholders’ equity	9.41	5.70	11.12
Average assets	1.16	.72	1.29

BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions

Retail Banking	$50	$(28)	$(18)
Corporate & Institutional Banking (e)	470	576	432
Asset Management Group	28	17	43
Residential Mortgage Banking	61	(61)	71
Non-Strategic Assets Portfolio	71	(2)	25
Other, including BlackRock (d) (f) (g) (h)	131	(9)	279

Total net income (i)	$811	$493	$832

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011 were $31 million, $28 million, and $24 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our business and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2012 Form 10-Q will include additional information regarding BlackRock.
(e)	We consider a primary client relationship to be a corporate banking client relationship with annual revenue generation of $10,000 to $50,000 or more.
(f)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, alternative investments, including private equity, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.
(g)	Amounts for the three months ended December 31, 2011 include a $198 million noncash charge ($129 million after taxes) for the unamortized discount related to redemption of $750 million of trust preferred securities.
(h)	Includes expenses of $145 million, $28 million and $1 million ($94 million, $18 million and zero after taxes, respectively) for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011 for integration costs.
(i)	Includes expenses of $38 million, $240 million, and $5 million ($24 million, $156 million and $4 million after taxes, respectively) for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011 for residential mortgage foreclosure-related expenses, primarily as a result of ongoing governmental matters. These amounts have been allocated among the following: Residential Mortgage Banking, Non-Strategic Assets Portfolio, and Other.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2012	December 31 2011	March 31 2011
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$295,883	$271,205	$259,378
Loans (a) (b)	176,214	159,014	149,387
Allowance for loan and lease losses (a)	4,196	4,347	4,759
Interest-earning deposits with banks (a)	2,084	1,169	1,359
Investment securities (a)	64,554	60,634	60,992
Loans held for sale (b)	2,456	2,936	2,980
Goodwill and other intangible assets	11,188	10,144	10,764
Equity investments (a) (c)	10,352	10,134	9,595

Noninterest-bearing deposits	62,463	59,048	48,707
Interest-bearing deposits	143,664	128,918	133,283
Total deposits	206,127	187,966	181,990
Transaction deposits	164,575	147,637	134,516
Borrowed funds (a)	42,539	36,704	34,996
Shareholders’ equity	35,045	34,053	31,132
Common shareholders’ equity	33,408	32,417	30,485
Accumulated other comprehensive income (loss)	281	(105)	(309)

Book value per common share	63.26	61.52	58.01
Common shares outstanding (millions)	528	527	526
Loans to deposits	85%	85%	82%

CLIENT ASSETS (billions)
Discretionary assets under management	$112	$107	$110
Nondiscretionary assets under administration	107	103	109

Total assets under administration	219	210	219
Brokerage account assets	37	34	35

Total client assets	$256	$244	$254

CAPITAL RATIOS
Tier 1 common (d)	9.3%	10.3%	10.3%
Tier 1 risk-based (d)	11.4	12.6	12.6
Total risk-based (d)	14.4	15.8	16.2
Leverage (d)	10.5	11.1	10.6
Common shareholders’ equity to assets	11.3	12.0	11.8

ASSET QUALITY
Nonperforming loans to total loans	2.06%	2.24%	2.88%
Nonperforming assets to total loans, OREO and foreclosed assets	2.50	2.60	3.29
Nonperforming assets to total assets	1.49	1.53	1.90
Net charge-offs to average loans (for the three months ended) (annualized)	.81	.83	1.44
Allowance for loan and lease losses to total loans	2.38	2.73	3.19
Allowance for loan and lease losses to nonperforming loans (e)	115	122	110
Accruing loans past due 90 days or more (f)	$2,622	$2,973	$2,645

(a)	Amounts include consolidated variable interest entities. Our 2011 Form 10-K as amended by amendment no. 1 thereto included, and our first quarter 2012 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our 2011 Form 10-K as amended by amendment no. 1 thereto included, and our first quarter 2012 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	The ratios as of March 31, 2012 are estimated.
(e)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans do not include government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.
(f)	Excludes loans held for sale and purchased impaired loans. In March 2012, we adopted a policy stating that home equity loans past due 90 days or more would be placed on nonaccrual status. Prior policy required that these loans be past due 180 days before being placed on nonaccrual status.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page 17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels and ratios, liquidity levels, asset levels, asset quality and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

–

The impact on financial markets and the economy of the downgrade by Standard & Poor’s of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or failure of the current moderate economic recovery.

–

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic expansion will persist in 2012 and interest rates will remain very low.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel III initiatives.

–

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

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PNC Reports First Quarter Net Income of $811 Million and $1.44 Diluted EPS – Page 18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	Our acquisition of RBC Bank (USA) presents us with risks and uncertainties related both to the acquisition itself and to the integration of the acquired businesses into PNC, including:

–

Anticipated benefits of the transaction, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

–

Our ability to achieve anticipated results from this transaction is dependent also on the extent of credit losses in the acquired loan portfolios and the extent of deposit attrition, in part related to the state of economic and financial markets. Also, litigation and regulatory and other governmental investigations that may be filed or commenced, as a result of this transaction or otherwise, could impact the timing or realization of anticipated benefits to PNC.

–

Integration of RBC Bank (USA)’s business and operations into PNC may take longer than anticipated or be substantially more costly than anticipated or have unanticipated adverse results relating to RBC Bank (USA)’s or PNC’s existing businesses. PNC’s ability to integrate RBC Bank (USA) successfully may be adversely affected by the fact that this transaction results in PNC entering several geographic markets where PNC did not previously have any meaningful retail presence.

•

In addition to the RBC Bank (USA) transaction, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. These other acquisitions often present risks and uncertainties analogous to those presented by the RBC Bank (USA) transaction. Acquisition risks include those presented by the nature of the business acquired as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding some of these factors in our 2011 Form 10-K as amended by amendment no. 1 thereto, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes to Consolidated Financial Statements in that report, and our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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